EXHIBIT 99.1

One Progress Plaza, Suite 2400, St. Petersburg, FL 33701

NEWS FOR IMMEDIATE RELEASE

First Advantage Contacts:
John Lamson	Renee Svec
Chief Financial Officer and Executive Vice President	Director—Corporate Communications
727.214.3411, ext. 214	727.214.3411, ext. 212
jlamson@fadv.com	rsvec@fadv.com

FIRST ADVANTAGE CORPORATION ACQUIRES REALEUM, INC.

—Expands Offering to the Multifamily Property Marketplace—

ST. PETERSBURG, Fla., May 3, 2004—First Advantage Corporation (NASDAQ: FADV), a global risk management solutions provider, today announced the acquisition of Realeum, Inc., a Web-based property management software firm based in Rockville, Md. The purchase adds to First Advantage’s product offerings and creates growth opportunities in the multifamily housing industry.

Realeum, a multifamily property management software company, was founded in 1999 to answer the demand of national property management companies for a Web-based transaction management and operating system to maximize return on investment. Realeum’s state-of-the-art software solutions were developed to the specifications of key client investors to recover lost revenue, increase rental renewals, decrease vacancy rates and improve operating efficiencies. Realeum software is built on a technology architecture that enables integration with other software applications used in the management of multifamily housing. The software has been in service for nearly two years with the company’s growing client base that includes AvalonBay Communities, Inc., one of the nation’s leading real estate investment trusts.

First Advantage seeks to provide a seamless solution for the risk mitigation needs of businesses nationwide through a combination of proprietary products, acquired services and leading vendor partnerships. Realeum’s services allow First Advantage to provide clients with streamlined property management and resident relationship management solutions. With recognized, industry-leading resident screening services offered by its subsidiary, Registry-SafeRent, First Advantage continues to expand its suite of best-in-class solutions to the multifamily industry.

“With the addition of Realeum’s innovative Web-based software, First Advantage now offers a more comprehensive property management information solution for our clients,” said Akshaya Mehta, executive vice president and chief operating officer of First Advantage. “With the Realeum team on board, we look forward to continued advancements with this technology and the ability to offer property management software to clients requiring these services.”

Socrates Verses, chief executive officer of Realeum, said: “Realeum’s software products have been developed and fine tuned by the customers we serve to dramatically improve how property management software works. Our powerful and innovative Web-based tools fit nicely into the First Advantage portfolio of best-in-class technologies. We’re looking forward to taking our

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First Advantage Corporation Acquires Realeum, Inc.

products to the next level as a First Advantage offering.” Verses will remain with First Advantage to manage this new business line.

First Advantage’s Enterprise Screening segment serves tens of thousands of properties nationwide and enables clients to make informed leasing decisions and to effectively manage their operations and the resident relationship. By offering the most comprehensive services available in the multifamily housing industry, number-one ranked First Advantage is the partner of choice to help property managers and owners manage their operations more easily, confidently, and profitably.

About First Advantage Corporation

First Advantage Corporation (NASDAQ: FADV) provides best-in-class single-source solutions for global risk mitigation and enterprise and consumer screening needs. Incorporating state-of-the-art technology, proprietary systems and data resources, First Advantage is a leading provider of employment background screening, drug-free workplace programs, physical exams and other occupational health testing, resident screening, motor vehicle records, insurance fraud investigations, computer forensics, electronic discovery, supply chain security and consumer location services. First Advantage ranks among the top three companies in all of its core business lines. First Advantage is headquartered in St. Petersburg, Fla., and has more than 1,500 employees in offices throughout the United States and abroad. Further information about the company is available at www.FADV.com.

First Advantage is a majority-owned subsidiary of The First American Corporation (NYSE: FAF), a Fortune 500 company that traces its history to 1889. First American is the nation’s largest data provider, supplying businesses and consumers with information resources in connection with the major economic events of people’s lives. Additional information about the First American Family of Companies can be found at www.firstam.com.

This press release contains statements relating to future results of the company that are considered “forward-looking statements.” These statements, which may be expressed in a variety of ways, including the use of future or present tense language, relate to, among other things, the acquisition strategy, Realeum’s expansion of services, advancements in technology, product development and the future use of property management software. These forward-looking statements, and other forward-looking statements contained in other public disclosures of the company, are based on assumptions that involve risks and uncertainties and that are subject to change based on various important factors (some of which are beyond the company’s control). Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: general volatility of the capital markets and the market price of the company’s Class A common stock; the company’s ability to successfully raise capital; the company’s ability to identify and complete acquisitions and successfully integrate businesses it acquires; changes in applicable government regulations; the degree and nature of the company’s competition; increases in the company’s expenses; continued consolidation among the company’s competitors and customers; unanticipated technological changes and requirements; and the company’s ability to identify suppliers of quality and cost-effective data. Actual results may differ materially from those expressed or implied as a result of these risks and uncertainties. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

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